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                                                                  EXHIBIT 10(JJ)

                             I-LINK WORLDWIDE INC.
                            WEALTHNET INCORPORATED
                      STRATEGIC MEMBER RESELLER AGREEMENT


     THIS STRATEGIC MEMBER RESELLER AGREEMENT is made and entered into this 31st day of January, 1997, to be effective as of the 1st day of January, by and between I-LINK WORLDWIDE INC. ("I-Link"), a Utah corporation located at 65 East Wadsworth Park Drive, Draper, UT 84020, and WEALTHNET INCORPORATED ("WealthNet"), a Utah corporation located at 4710 East Falcon Drive, Suite 117, Mesa, Arizona 85215.

     WHEREAS, I-Link is a provider of telecommunications services (the "Services") and products (the "Products"); and

     WHEREAS, WealthNet is an organization that seeks to provide various services and products to people who join its organization as members (the "Members"); and

     WHEREAS, WealthNet desires to secure the right to market and sell to its Members I-Link's Services and Products; and

     WHEREAS, I-Link is willing to appoint WealthNet a Strategic Member Reseller for such purpose upon the terms and conditions hereinafter set forth;

     NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties agree as follows:

1. LICENSE AND APPOINTMENT. Subject to the terms and conditions herein set forth, I-Link hereby grants WealthNet the non-exclusive right and license to market and sell, as an authorized Strategic Member Reseller the I-Link Services and Products.

2. DIVISION OF RESPONSIBILITIES. WealthNet shall provide all data entry services and shall timely provide the same to I-Link. I-Link shall provide all provisioning, tariffing, negotiating and securing LEC agreements, billing and collection services, status tracking, accounting and reporting, and, at the expense of WealthNet as set forth below, customer service and support. I-Link shall dedicate and train a team of its employees to uniquely work with WealthNet and its Members on all issues of provisioning, customer service, billing and collecting (the "I-Link WealthCom Team"). To cover these services, I-Link shall be entitled to receive the sum of $2.00 per month per provisioned Member (the "MRC Fee") from the monthly recurring charge that will be billed to each Member on behalf of WealthNet. The staffing, performance and quality of the I-Link WealthCom Team shall be reviewed on a monthly basis by the parties. As the number of Members grows, additional I-Link personnel and resources shall be added to the I-Link WealthCom Team as reasonably required to adequately perform the WealthCom services. WealthNet shall, at its expense, designate one of its employees as a supervisor to work with the I-Link WealthCom Team, and I-Link shall make office facilities
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     available to such supervisor. In order to facilitate "real-time"
     communication between the I-Link WealthCom Team and WealthNet, I-Link shall, at WealthNet's expense and subject to WealthNet's approval, install and maintain a high-speed telecommunications line linking I-Link and WealthNet. The parties shall agree upon mutually acceptable policies and procedures relating to billing adjustments.

3. TERMS AND CONDITIONS OF SALE. It is agreed that I-Link shall sell the Services and Products to WealthNet solely upon the following terms and conditions:

     3.1 SERVICE RATES/PRODUCT PRICES. I-Link shall sell to WealthNet its Services and Products at the rates and prices set forth on Exhibit 3.1 attached hereto and made a part of this Agreement. In the event I-Link deems it necessary to increase the rates and/or prices set forth on
          Exhibit 3.1, I-Link shall provide WealthNet written notice of such intended price increase. During the ninety (90) day period following such written notice, I-Link and WealthNet shall negotiate new rates and/or pricing. In the event the parties shall be unable to reach agreement on the new rates and/or pricing at the end of such ninety
          (90) day period, each party shall have the right to terminate this Agreement.

     3.2 RESALE OF SERVICES AND PRODUCTS. WealthNet shall be free to determine the price, terms, and conditions of sale surrounding the resale of the Services and Products to WealthNet's Members, provided that WealthNet shall not undertake any activities that would result in harmful pricing practices to the market.

     3.3 APPLICATIONS FOR SERVICES AND PRODUCTS. WealthNet shall submit Applications for Services and/or Products ("Applications") to I-Link for the Services and Products needed for WealthNet's Members. All Applications for Services and Products shall be sent by electronic transmission, fax or mail directly to I-Link, and shall include all relevant information necessary to process the Application and provision the Member. Applications shall be subject to acceptance by I-Link and shall not be binding on I-Link until so accepted. I-Link shall have the right to reject the provision of Services and/or Products to any Member that fails to meet I-Link's established written creditworthiness requirements provided to WealthNet. Notwithstanding the exclusivity provisions contained in Section 5 below, WealthNet shall be permitted to provision any Member whose Application is rejected by I-Link with another long-distance carrier. In the event of a conflict between the terms of this Agreement and any Application submitted to I-Link, the terms of this Agreement shall govern.

     3.4 SHIPMENT OF PRODUCTS. All Products shall be sold to WealthNet F.O.B. I Link's facility and shall be shipped directly to WealthNet's Members, as designated in the purchase orders. Upon the placement of the Products with a common carrier,

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          the title and all risk shall pass to WealthNet. WealthNet acknowledges that it is the Members' responsibility to pay to I-Link all and any tariffs, taxes, duties, levies, and any other fee or charge associated with the transportation of the Products. Although the Members shall pay to I-Link for all costs associated with the transportation and insurance of the Products, I-Link shall arrange for such transportation and insurance of the Products. I-Link shall, at the Members' expense, take such steps as may be required to satisfy any laws or requirements with respect to declaring, filing, recording, or otherwise rendering this Agreement valid.

     3.5 INVOICING AND COLLECTION. WealthNet shall require each of the Members to secure payment for Services and Products by means of a credit card authorization, automatic bank account withdrawal authorization, and/or a cash deposit in an amount to be determined by the parties. I-Link shall invoice and collect payment from the Members purchasing the Services and Products. All invoices sent by I-Link to the Members for Services and Products shall be due net twenty (20) days from the date of invoice. Unpaid invoices over twenty (20) days may be assessed a late fee equal to 1.5% per month (18% APR). Invoices unpaid after thirty (30) days may be submitted for collection seven (7) days after notice to the Member, and I-Link may terminate a Member's subscription in accordance with the provisions governing termination in the Member subscription agreement. Members shall be responsible for any costs incurred by I-Link in collecting any amount payable, including costs of court and reasonable attorneys' fees. Notwithstanding the exclusivity provisions contained in Section 5 below, WealthNet shall be permitted to provision any Member terminated by I-Link with another long-distance carrier.

     3.6 ALLOCATION OF MEMBER REVENUES. All revenues collected from the Members arising from the Services and Products shall be paid into a lock-box account maintained by a third-party financial institution acceptable by both parties (the "Bank"). The parties shall jointly instruct and authorize the Bank to make disbursements from the lock-box account as often as practicable based upon billing cycles and collections received. All such disbursements shall be made according to the following allocation:

          (a) to I-Link in the amount of all amounts payable for taxes to local, state and federal authorities arising from the collected Member revenues, and any PIC fees arising under Section 4 below,

          (b) the balance according to the Schedules set forth in Exhibit 3.6(b) attached hereto and made a part of this Agreement.

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          In the event I-Link is required either (i) as a result of non-payment by Members of accounts receivable in a timely manner, or (ii) by an independent third-party provider (such as, but not limited to, MCI) to direct the collection and disbursement of Member revenues through a factoring provider or other collection facilitator (a "Collector"), I-Link shall cause such Collector to distribute directly to WealthNet, at such times as funds are distributable from the Collector to I-Link, the portions payable to WealthNet set forth above, subject to the percentage discount payable to such Collector on a pro-rata basis.

     3.7 CHANGES OR DISCONTINUANCE. I-Link reserves the right during the term of this Agreement either to vary or to discontinue the production, sale, or distribution of any of its Services or Products upon ninety
          (90) days prior written notice to WealthNet. During such ninety (90) day notice period, WealthNet shall be entitled to terminate the Agreement if the variance or discontinuation of the production, sale or distribution of the Service or Product constitutes a material alteration of the Services and/or Products. I-Link shall incur no liability to WealthNet or the Members by reason of any such change and/or termination.

     3.8 LONG-DISTANCE CARRIER. I-Link shall be entitled to provide its Services to the Members by means of whichever long-distance carrier or carriers as it shall determine are best suited for the provision of its Services; provided, however, that I-Link shall comply with all applicable federal and state regulations governing the establishment or switching of long-distance carrier service when and where required.

     3.9 MEMBER COMMUNICATIONS. Because of WealthNet's status as a member organization, and because of I-Link's designation as the Members' long-distance carrier, both WealthNet and I-Link shall be entitled to make use of all lists of Members and to communicate with Members with respect to the Services and Products, both during the term of this Agreement and thereafter; however, it is agreed that during the duration of this Agreement all primary communications with the Members shall be either through the I-Link WealthCom Team or WealthNet and any communication with the Members by I-Link during the term of this Agreement shall be limited to the fulfillment of I-Link's responsibilities under this Agreement.

4. PROVISIONING. I-Link shall use all diligence to provision the Members in a timely manner. I-Link shall provide WealthNet real-time access to all provisioning status information. Attached to this Agreement as Exhibit 4 is a listing of the geographic areas the parties agree I-Link (through FTI Communications, Inc.) is currently unable to adequately provision Members. Until such time as I-Link is able to provision within a given Exhibit 4 geographic area, WealthNet shall be permitted to provision Members

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     within such non-provisionable Exhibit 4 geographic area with other long-
     distance carriers. At such time as I-Link is able to adequately provision Members within a given Exhibit 4 geographic area, WealthNet shall no longer provision new Members with other carriers within such area, and shall cause all Members provisioned with other carriers within such area to be re-provisioned to I-Link or its designated long-distance carrier. At such time as I-Link's proprietary telecommunications network (the "I-Link Network") is operational, the Members shall bear the cost and be invoiced for any PIC fees required to be paid in switching the Members from the then current long-distance carrier to the I-Link Network.

5. EXCLUSIVITY. Other than as provided in Section 4 above, for a period of one (1) year from the date of this Agreement WealthNet shall cause all of its Members utilizing a long-distance carrier through WealthNet/WealthCom to be provisioned with I-Link or its designated long-distance carrier. If, during this one-year exclusivity period, I-Link is unable to provision any Member within four (4) weeks from the date of initial submission to I-Link of the Member Application, WealthNet shall be entitled to provision such Member with another long-distance carrier, regardless of the geographic area. Except as provided above, during the exclusivity period, WealthNet shall not cause any of the Members to be diverted to another long-distance carrier.

6. MARKETING AND PROMOTION. During the 1-year exclusivity period, WealthNet shall use reasonable and good faith efforts to promote and market the Services to its Members and solicit Members as subscribers for the Services and Products. WealthNet shall at all times identify I-Link (or its designated long-distance carrier) as the service provider with respect to the Members utilizing the Services. WealthNet shall use only I-Link approved subscription agreements and forms, and enrollment or activation procedures in soliciting Member Applications. WealthNet shall offer the Services and Products only to those Members who meet I-Link written creditworthiness requirements. WealthNet shall take all reasonable steps to confirm the accuracy of information obtained from Members pursuant to such forms and procedures. WealthNet shall have no right, power, or authority to make any representations or warranties regarding the Services and Products except as expressly approved by I-Link.

7. BUSINESS CONDUCT. In all dealings related to this Agreement and the providing, marketing and sale to the Members of the Services and Products, the parties and their principals, employees and Members shall be governed by the highest standards of honesty, integrity, fair dealing, and ethical conduct. The parties and their principals, employees and Members shall not engage in any form of business practice or advertising that is unethical or inconsistent with high community standards or that would reflect negatively upon the other party or the Services and Products. Conduct amounting to a breach hereof includes, but is not limited to: (i) business practices, promotions, and advertising which may be injurious to the business goodwill of the other party, (ii)

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     falsification of any business records, or (iii) misrepresentations to the other party or to any actual or potential subscriber. Each party shall be fully responsible for all acts and omissions of its principals, employees and Members, and shall require that such persons comply with all terms of this Agreement. A breach by any of either party's principals or employees of any of the terms of this Agreement shall be considered a breach by that party and shall entitle the other party to pursue all such rights and remedies it may have under the Agreement or under the law. A breach by any Member of the terms of this Agreement such that the damage to I-Link resulting from such breach cannot adequately be remedied within a sixty
     (60) day cure period shall be considered a breach by WealthNet and shall entitle I-Link to pursue all such rights and remedies it may have under
     Section 12 of the Agreement. I-Link shall have the right to terminate the subscription of any Member who materially breaches any term of this Agreement. Each party shall promptly report to the other party in writing all violations of the Agreement by any of its principals, employees or Members.

8. CONFIDENTIALITY. As used in this Agreement, "Confidential Information" means all information, not generally known to the public, that relates to the business, technology, subscribers, finances, plans, proposals, or practices of I-Link or WealthNet, respectively, and it includes, without limitation, the identities of all subscribers and prospects, all business plans and proposals, all marketing plans and proposals, all technical plans and proposals, all research and development, all budgets and projections, all non-public financial information, and all information I-Link or WealthNet designates as "confidential." All Confidential Information will be considered trade secrets of I-Link and WealthNet, respectively, and shall be entitled to all protections given by law to trade secrets. "Confidential Information" shall apply to every form in which information shall exist, whether written, film, tape, computer disk, or other form of media. The parties covenant and agree that, both during the term of this Agreement and at all times thereafter, each of them and their principals and employees and any successor entity, shall not use or disclose to any person, firm, corporation or other business entity any Confidential Information of the other, shall not in any other way publicly or privately disseminate any Confidential Information of the other, and shall not help anyone else to do any of these things. Upon termination of this Agreement, all Confidential Information of the other party in the possession of a party, its principals or employees or any successor entity (originals and all copies) shall be promptly returned to the other party. Each party shall be responsible for ensuring compliance with this paragraph by its principals, employees and agents.

9. RECORDS. Both parties agree to maintain at their principal place of business, for four years or for the period legally required from the date of their preparation, whichever is longer, complete and accurate records of their business conducted pursuant to this Agreement. Upon reasonable notice, I-Link shall be entitled to full access to all records

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     of WealthNet, and WealthNet shall be entitled to full access to all records of I-Link pertaining to the Services and Products provided to the Members.

10. SERVICE MARKS, TRADEMARKS AND TRADENAMES. I-Link shall immediately cause FTI Communications, Inc. ("FTI") to amend all federal and state tariff and long-distance carrier applications and filings it has made to change the name "WealthCom" to another name not incorporating the word "Wealth." Upon completion and effectiveness of these amendments, I-Link shall cause FTI to assign to WealthNet all d/b/a filings of the name "WealthCom", together with all state and/or federal trademark/tradename/service name applications and registrations. It is the intent of the parties that once the name "WealthCom" becomes disassociated with FTI by virtue of the amendment of federal and state tariff and long-distance applications and filings, the name and mark "WealthCom" shall be wholly owned and controlled by WealthNet. Subject to the foregoing, the parties understand and acknowledge that the rights to use all service marks, trademarks and trade names of each party (collectively, the "Marks") are the property of that party, and the other party shall not use any of the other party's Marks without the other party's specific prior written approval. Each party shall comply with all rules and procedures pertaining to use of the other party's Marks. Any unauthorized use of the Marks of one party, by the other party or its principals or employees, shall constitute infringement of the first party's rights and shall constitute a material breach of this Agreement. Each party acknowledges that it has no rights in or to the Marks of the other party except as provided herein and shall not acquire any rights in the other party's Marks or expectancy to their use as a result of any use of the Marks. Following the termination of this Agreement, each party shall immediately discontinue use of any of the other party's Marks.

11. DEFAULT. The following events and occurrences shall constitute "defaults" of this Agreement:

     (a) Any material breach by either party of this Agreement which is not fully cured within sixty (60) days after written notice of default is sent by the other party.

     (b) The conviction or a plea of guilty or nolo contendere to any felony offense or to any misdemeanor offense involving dishonesty, embezzlement or theft by either party or their respective executive officers; or

     (c) Subject to a ninety (90) day cure period, the insolvency of either party, either party becoming the subject of a petition in bankruptcy, the appointment of a receiver for either party's business, or the entry by either party into any arrangement with or assignment for the benefit of creditors.

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12.  TERM AND TERMINATION.  Subject to the termination of the exclusivity obligation as provided in Section 5 above, this Agreement shall remain in force for a three (3) year term commencing as of the date stated on the first page of this Agreement, unless sooner terminated under the terms herein. The Agreement shall automatically renew for additional one-year terms unless either party gives the other party written notice of its intent not to renew at least One Hundred Twenty (120) days prior to the termination of the then current term. In the event of a default (as defined in Section 11 above) by a party, this Agreement may be immediately terminated by the non-defaulting party upon the sending of a written notice of termination. In the event I-Link's acquisition of FTI is either not ultimately consummated or rescinded, I-Link shall have the right to identify another long-distance carrier to provision the Members and renegotiate new pricing of the Services with WealthNet. In the event the parties are unable to agree on new pricing within ninety (90) days, either party shall be able to terminate this Agreement without liability to the other party, other than for collected Member revenues to be allocated as provided in Exhibit 3.6; provided, however, that no such termination shall relieve I-Link and/or FTI from their obligations under Section 10 with respect to the "WealthCom" name, so long as WealthNet shall take no action to hinder the collection by I-Link and/or FTI of any bona-fide accounts receivable owed by the Members.

13. CROSS INDEMNIFICATION. In the event any willful misconduct or negligent act or omission of either party or its principals employees, agents or authorized representatives causes or results in (a) loss, damage to, or destruction of property of the other party or third parties, and/or (b) death or injury to persons including, but not limited to, employees or invitees of either party, then such party shall indemnify, defend, and hold the other party harmless from and against any and all claims, actions, damages, demands, liabilities, costs, and expenses, including reasonable attorney's fees and expenses, resulting therefrom. The indemnifying party shall pay or reimburse the other party promptly for all such loss, damage, destruction, or injury.

14.  LIMITATION ON LIABILITY.

     14.1 IN NO EVENT, WHETHER BASED IN CONTRACT OR TORT (INCLUDING NEGLIGENCE) SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR INCIDENTAL, CONSEQUENTIAL, INDIRECT, SPECIAL OR PUNITIVE DAMAGES OF ANY KIND OR FOR LOSS OF REVENUE OR PROFITS, LOSS OF DATA, LOSS OF BUSINESS OR OTHER FINANCIAL LOSS OR COSTS ARISING OUT OF OR IN CONNECTION WITH THE SALE, INSTALLATION, USE, PERFORMANCE, FAILURE OR INTERRUPTION OF THE PRODUCTS AND/OR SERVICES PURCHASED AND PROVIDED PURSUANT TO THIS AGREEMENT.

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     14.2 I-Link's liability to any person whatsoever, other than WealthNet, its principals, employees, agents or authorized representatives, arising out of or in connection with any sale, use or other employment of any Products or Services provided to WealthNet and/or its Member hereunder, whether such liability arises from any claim based upon any contract, warranty, tort or otherwise, shall in no case exceed the actual amount paid to I-Link for Services and Products delivered pursuant to this Agreement.

15. NOTICES. All notices given pursuant to this Agreement shall be in writing and addressed as set forth below. Addresses may be modified at any time by written notification to the other party. Any such notice or other communication shall be deemed given and effective when delivered personally or by fax or three (3) days after the postmark dated if mailed by certified or registered mail, postage prepaid, return receipt requested.

     If to WealthNet                         If to I-LINK

     4710 East Falcon Drive                  13751 S. Wadsworth Park Dr.
     Suite 117                               Suite 200
     Mesa, AZ  85215                         Draper, UT  84020
     Attention:  Terry L. Lambert            Attention:  Karl S. Ryser, Jr., CFO
     Fax: (602) 641-2628                     Fax: (801) 576-4295

16. INDEPENDENT CONTRACTOR STATUS. This Agreement is intended to secure the marketing and promotional activities of WealthNet as an independent contractor. This Agreement shall in no way be construed as, nor is it intended to appoint WealthNet as a legal representative of I-Link or to create a partnership, joint venture, or other joint interest between WealthNet and I-Link. Except as expressly provided herein, neither party has any right or authority to act for or on behalf of the other, or to assume or to create any obligation or responsibility, express or implied, on behalf of or in the name of the other in any manner whatsoever without the express written approval of the other.

17. FORCE MAJEURE. Any delay in or failure of performance by either party under this Agreement (other than payment obligations) shall not be considered a breach of this Agreement and shall be excused if and to the extent it is caused by any occurrence beyond the reasonable control of the party affected, including, but not limited to: acts of God or the public enemy; fire; flood; embargoes; governmental restrictions; strikes or labor difficulties; riots; wars or other military action; civil disorders; shortages of labor, fuel, power, materials, supplies or transportation; or delays in deliveries by suppliers. The affected party shall use reasonable commercial efforts to mitigate or eliminate the cause of such delay or its effects. The affected party shall notify the other

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     in writing promptly of any failure or delay in, and the effect on, its performance under this Agreement.

18.  ADMINISTRATIVE PROVISIONS.

     18.1 AMENDMENTS. The provisions of this Agreement may not be amended, altered, or waived, in whole or in part, except by the written consent of both parties.

     18.2 ASSIGNMENT; SUCCESSORS AND ASSIGNS. It is hereby agreed that this Agreement is personal to each party and that neither party shall assign, sell, license, or otherwise transfer to any person or entity, any of the obligations, responsibilities, rights, privileges, and interests which are set forth and established by this Agreement without obtaining the prior written consent of the other party, which consent shall not be unreasonably withheld. In the event of a permitted assignment hereunder, this Agreement shall be binding on, and shall inure to the benefit of, the parties to it and their respective successors, and assigns.

     18.3 WAIVER. The failure of either party at any time to require performance by the other party of any provision hereof, shall in no way affect the full right to require such performance at any time thereafter. Nor shall the waiver by either party of a breach of any provision hereof be taken or held to be a waiver of any succeeding breach of such provision or as a waiver of such provision itself.

     18.4 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Utah.

     18.5 ARBITRATION OF DISPUTES. Should the parties hereto be unable to amicably resolve between themselves any disagreements relating to or arising from any one or more of the provisions of this Agreement, neither party shall seek redress against the other in any country or tribunal in any part of the world, but instead both parties shall submit such disagreement to binding arbitration in accordance with the rules of and under the auspices of the American Arbitration Association. Neither party shall have the right to further appeal or redress in any other court or tribunal except solely for the purpose of obtaining execution of the judgment rendered by such arbitration. The prevailing party shall be entitled to all costs incurred in obtaining such award, including reasonable attorneys' fees, together with all costs incurred in the collection process including attorneys' fees relating thereto.

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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives.


I-LINK WORLDWIDE INC.               WEALTHNET INCORPORATED



By: ________________________           By: _________________________________


Print Name: ________________           Print Name:__________________________

Title: _____________________           Title:_______________________________

Date: ______________________           Date:________________________________


ACKNOWLEDGED AND AGREED TO:

FAMILY TELECOMMUNICATIONS INCORPORATED


By: _______________________

Print Name: _______________
Title: ____________________

Date: _____________________

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